EXHIBIT 10.1

EMPLOYMENT AGREEMENT

AGREEMENT made as of the 1st day of January, 2013, by and between Innovative Food Holdings, Inc., a Florida corporation with its principal offices at 3845 Beck Blvd., Suite 805, Naples, FL (the “Corporation” or “IVFH”), and Sam Klepfish (the “Executive”).

W I T N E S S E T H:

In consideration of the mutual covenants contained herein, the parties hereto agree as follow:

1. Employment.  The Corporation hereby employs the Executive as an executive of the Corporation, and the Executive agrees to serve the Corporation as such, upon the terms and conditions set forth in this Agreement for the period commencing as of the date hereof and, unless Executive's employment under the Agreement is otherwise terminated in accordance with the provisions hereof, ending on December 31, 2015.

2. Duties.  (a)  The Executive shall serve as the Chief Executive Officer of the Corporation and its subsidiary companies, with such duties and authority as are generally incident to such positions, or in such other management position as the Corporation shall determine. Without limiting the generality of the foregoing, the Executive shall serve as the Chief Executive Officer, with such duties and authority as are generally incident to such position, or in such other management position as the Corporation shall determine. Without limiting the generality of the foregoing, the Executive shall manage the overall strategic direction and operations of the corporation.  In performing his duties hereunder, the Executive shall be subject to the direction of the Corporation's Board of Directors, but shall not be required to relocate to any location in order to perform his duties hereunder.

   (b)  The Executive agrees that he will devote substantially his business time and attention to the affairs of the Corporation, (including subsidiaries) that he will use his best efforts to promote the business and interests of the Corporation, and that he will not engage, directly or indirectly, in any other business or occupation during the term of employment hereunder.  It is understood, however, that the foregoing will not prohibit the Executive from engaging in personal investment activities for himself and his family that do not interfere with the performance of his duties hereunder.

3. Compensation. (a) The Corporation will pay the Executive for all services to be rendered by the Executive hereunder (including, without limitation, all services to be rendered by him as an officer of the Corporation and its subsidiaries and affiliates) an annual base salary (hereinafter referred to as the "Base Salary") at the rate of: (i) $198,312 per annum from the date hereof through December 31, 2013, (ii) $223,987 per annum from January 1, 2014 through December 31, 2014, and (iii) $260,075 per annum  from January 1, 2015 through December 31, 2015. The cash portion of Base Salary for each year shall be payable in equal, weekly installments in accordance with customary payroll practices for executives of the Corporation.  Included in Base Salary is an additional $27,937 in restricted stock units (“RSU”) or stock for 2013, $24,875 RSU for 2014 and $13,688 RSU for 2015.  The RSU or stock for 2013 shall be issued on January 1, 2013 and be priced at the lower of the closing price of the Corporation’s common stock on the date the Board of Directors approves this Agreement or on January 3, 2013, provided that in no event shall the price be less than $0.25 per share.  For 2014 and 2015 the RSU or stock shall be issued on January 1 of each such year based upon the average closing trading price of the Corporation’s common stock over the 30 trading days prior to the date of grant.  As permitted by law, Executive may receive any portion of the cash Base Salary in the form of stock or RSU by delivering notice to the Corporation, from to time, at a valuation based upon the average closing price of the Corporation’s common stock over the 30 trading days ended on a trading date that is five trading days prior to Executive’s notice.

 (b) Executive shall also be entitled to receive an annual bonus (the “Bonus”) pursuant to the schedule below. The Bonus shall be payable in cash, stock, RSU or a combination of stock, RSU and cash, at the discretion of Executive, with such decision to be made by Executive prior to the payment of the Bonus. The equity component shall be valued based upon the average closing price of the Corporation’s common stock over the 30 trading days ended on December 31 of the year for which the Bonus is being calculated, but under no circumstance will be below $0.25 per share. All Bonuses paid in stock or RSU at the Executive’s request shall be held by the Corporation until reaching certain milestones to be determined by the Company’s CEO. All calculations with respect to the Base Salary and Bonus shall be based upon the Corporation’s financial statements and available financial information and Cash EBITDA calculations as determined by the CEO, working together when necessary, with the Corporation’s outside accountants and the Corporation’s principal accounting officer and shall be completed no later than February 1 of the following year. The Bonus for each year, if earned, shall be payable in full on or before by the following February 27th.

The Bonus shall be payable according to the following schedule:

•	If the Corporation’s common stock is listed, traded or quoted on The New York Stock Exchange or NASDAQ, Executive shall receive an $75,000 cash bonus.
•	Executive will receive 5% of the equity owned by IVFH, of any Food Hatch portfolio company
•	Executive will receive 5% of any carry owned by Food Hatch .
•	If the Corporation spins off a subsidiary, Executive shall receive 2.5% of company spun off.
•	If the aggregate revenues of all the entities acquired by the Corporation following the date hereof exceeds $3 million, Executive shall receive a $45,000 cash bonus.
•	If the aggregate revenues of all the entities acquired by the Corporation following the date hereof exceeds $5 million, Executive shall receive a $75,000 cash bonus.
•	If the aggregate revenues of all the entities acquired by the Corporation following the date hereof exceeds $15 million, Executive shall receive a $120,000 cash bonus.
•	Cash bonus of 2% of pretax cash operating profits
•	If the Corporation raises equity or equity related financing Executive shall receive a bonus equal to 2.5% (in cash) of equity raised.
•	If the Corporation raises debt financing Executive shall receive a bonus equal to 1% (in cash) of debt raised.
•
An amount equal to 25% of all EBITDA related bonuses paid to the Corporation’s President as per the President’s employment agreement, payable on the same terms as the President’s bonus, except for the President’s priority in receiving his bonuses.

•
If the value of the Corporation’s shares traded on a daily basis for any 30 trading days within any 3 month period equals or exceeds $10,000 Executive shall receive a $10,000 cash bonus, if such trading equals or exceeds $25,000 Executive shall receive a $25,000 cash bonus, and if such trading equals or exceeds $100,000 Executive shall receive a $150,000 cash bonus.  Each of these bonuses may only be earned once during the term of this Agreement.

The above notwithstanding, the Corporation’s obligation to pay such cash Bonuses is limited such that the Bonuses shall only be paid in cash if the Corporation will have at least $600,000 in cash after payment of the Bonus to Executive.  In the event the Corporation has insufficient cash to make the required Bonus payments, the Corporation shall inform Executive of the amount of cash available for distribution and Executive shall have five business days to determine if he wants to change his previous allocation of the form of Bonus payment as between cash and stock.  Within two business days thereafter, the Corporation shall distribute such available cash (i.e. cash above $600,000) to Executive.  Going forward, in such situations, the Corporation shall determine, within three business days following the end of each month, its cash on hand and if it exceeds $600,000 the excess cash shall be distributed to Executive within two business days thereof.  This process shall continue until the cash portion of the Bonus is paid in full.  While any portion of the cash portion of the Bonus remains unpaid, Executive may change his cash/stock/RSU allocation of the Bonus.  For purposes of this Agreement, the term “cash” shall mean cash and cash equivalents as described on the Corporation’s balance sheet.

Stock Options

On the effective date of this Agreement, Executive shall also receive the following stock options:

•
A 4 year Option to purchase 100,000 shares of the Corporation’s common stock at an exercise price of $0.40 per share, of which 50,000 options vest on December 31, 2014 and the balance on December 31, 2015.

•	A 5 year Option to purchase 100,000 shares of the Corporation’s common stock at an exercise price of $0.57 per share, all of which options vests on December 31, 2014.
•	A 5 year option to purchase 125,000 shares of the Corporation’s common stock at an exercise price of $1.60 per share, one-half of which vests on December 31, 2013 and the balance on December 31, 2014.

All of such options shall be granted using the Corporation’s standard form of stock option grant and shall be subject to the terms of such form and the terms of the Corporation’s 2011 Stock Option Plan.  In the event the issuance of such options would trigger the adjustment provisions of any of the Corporation’s outstanding notes or warrants with respect to conversion rates or exercise price or number of underlying securities, the above notwithstanding, the exercise price shall automatically increase to be the lowest possible price that would not so trigger any adjustments, except with the approval of all of such noteholders and warrantholders waiving the adjustments.

Stock Grant:

On the date hereof Executive shall be given a stock grant of 200,000 restricted shares or RSU which shall only vest if the 30 day average trading price of the Corporation’s common stock equals or exceeds $1.75 per share and has average volume of at least 25,000 shares per day for 30 consecutive trading days.

For 2013 and 2014 and 2015, the Corporation shall establish a separate account in which it will maintain Executive’s Bonus as if it was earned and payable. In the event it is determined that Executive is entitled to such additional Bonus, the accrued amount of funds in said account shall be delivered in a lump sum when such determination is made, but no later than February 27th  of each such year. In the event it is determined that Executive is not entitled to such funds, they shall be returned to the Corporation’s general working account.

If Executive leaves the employ of the Corporation before the Bonuses for the previous year are paid, he will forfeit any Bonus for such previous year.  Similarly, partial Bonuses shall not be calculated on a pro rata basis for any partial year worked.  To illustrate, if Executive leaves the employ of the Company in 2014, prior to the payment of any Bonus earned for 2013, Executive shall not receive any Bonus for 2013 or 2014.

Executive acknowledges and agrees that the Corporation will pay all bonuses earned by the Corporation’s president pursuant to the terms of his employment agreement with the Corporation prior to the payment of any Bonus to Executive.

Wherever Executive is to receive, or has the right to receive, stock as a Bonus or as Base Salary, Executive shall have the option to receive such equity in the form of restricted stock units or stock.

4. Expenses.  The Executive shall be entitled to reimbursement by the Corporation, in accordance with the Corporation's policies then applicable to executives at the Executive's level, against appropriate vouchers or other receipts for authorized travel, entertainment and other business expenses reasonably incurred by him in the performance of his duties hereunder.

5. Executive Benefits.  The Executive shall be entitled to participate in, and receive either personal or family health insurance of the highest tier of health insurance currently offered by the Corporation’s insurance provider, and all benefits currently offered to employees of the Corporation or the cash equivalent of such health insurance and other benefits including a life insurance policy up to one million dollars and a disability policy up to one hundred percent of disability coverage. The Corporation shall be responsible for paying 75% of the cost of such health insurance and benefits and shall pay, at the choice of the Executive, either through direct payments to the health insurance and benefit providers or through weekly direct cash payments to the Executive (in the cash amount of 75% of the cost of such personal or family health insurance and benefits had the executive participated in such personal or family health insurance plan and benefit plans).

6. Withholding.  All payments required to be made by the Corporation hereunder to the Executive shall be subject to the withholding of such amounts relating to taxes and other governmental assessments as the Corporation may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

7. Death; Permanent Disability; Termination.  (a)  Upon the death of the Executive during the term of this Agreement, this Agreement shall terminate.  If during the term of this Agreement the Executive fails because of illness or other incapacity to perform the services required to be performed by him hereunder for any consecutive period of more than 30 days, or for shorter periods aggregating more than 45 days in any consecutive twelve-month period (any such illness or incapacity being hereinafter referred to as “permanent disability”), then the Corporation, in its discretion, may at any time thereafter terminate this Agreement upon not less then 10 days’ written notice thereof to the Executive, and this Agreement shall terminate and come to an end upon the date set forth in said notice as if said date were the termination date of this Agreement; provided, however, that no such termination shall be effective if prior to the date set forth in such notice, the Executive’s illness or incapacity shall have terminated and he shall be physically and mentally able to perform the services required hereunder and shall have taken up and be performing such duties.  If there shall be any dispute as to whether the Executive has a permanent disability, the dispute shall be submitted to a panel of three physicians, one of whom shall be selected by each of the parties, and the third of whom shall be a physician selected by the first two.  The written decision of such panel shall be determinative of the issue as to whether the Executive has a permanent disability, and shall be binding upon both parties.

(b)           If the Executive’s employment shall be terminated by reason of his death or permanent disability, the Executive or his estate, as the case may be, shall be entitled to receive (i) any earned and unpaid Base Salary accrued through the date of termination, (ii) a pro rata portion of any Bonus which the Executive would otherwise have been entitled to receive pursuant to any bonus plan or arrangement for senior executives of the Corporation (such pro rata portion to be payable at the time such Bonus would otherwise have been payable to the Executive), and (iii) subject to the terms thereof, any benefits which may be due to the Executive on the date of termination under the provisions of any employee benefit plan, program or policy.

(c)           In the event the Corporation terminates this Agreement without Cause (as defined in Section 8), Executive shall be paid in a lump sum, on the date of termination, an amount equal to the Base Salary he would have earned hereunder for the six months following the date of termination.  In addition, the Executive shall be paid, no later than February 27th of the following year, the pro rata amount of any Bonus he would have been entitled to for the portion of the year he actually worked prior to when he was so terminated.  The Corporation shall have no other obligations to the Executive.

8.           Termination for Cause.  The Corporation may at any time during the term of this Agreement, by written notice, terminate the employment of the Executive for cause, the cause to be specified (in reasonable detail) in the notice.  For purposes of this Agreement, “cause” shall mean any malfeasance of the Executive in connection with the performance of any of his duties hereunder, including, without limitation, misappropriation of funds or property of the Corporation; wrongfully securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Corporation; any intentional act having the effect of injuring the reputation, business or business relationships of the Corporation; the failure, neglect or refusal to perform the Executive's duties hereunder in any material respect; the breach of any material covenants contained in this Agreement (provided, however, that the Executive shall be entitled to thirty days from the date on which the Corporation gives written notice of termination to cure such conduct or breach); conviction (or nolocontendere plea) in connection with a felony; or conviction (or nolo contendere plea) in connection with a misdemeanor involving moral turpitude.  Termination for cause shall be effective upon the giving of such notice or, where applicable, the expiration of the cure period without such a cure having been affected by Executive in all material respects; and the Executive shall be entitled to receive any earned and unpaid Base Salary accrued through the date of termination.  The Executive hereby disclaims any right to receive a pro rata portion of any Bonus with respect to the fiscal year in which such termination occurs or unpaid moving expense reimbursement.

9.           Insurance.  The Executive agrees that the Corporation may procure insurance on the life of the Executive, in such amounts as the Corporation may in its discretion determine, and with the Corporation named as the beneficiary under the policy or policies.  The Executive agrees that upon request from the Corporation he will submit to a physical examination and will execute such applications and other documents as may be required for the procurement of such insurance.  The Executive shall be granted the right to purchase such policy at its cash surrender value upon the termination of his employment hereunder.

10.           Non-Competition; Solicitation, Disparagement.  (a) The Executive agrees that during his employment with the Corporation and for a period of two years after Executive leaves the Corporation’s employ for any reason, he shall not, without the written consent of the Corporation, directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant, option holder, lender of money, guarantor or in any other capacity, participate in, engage in or have a financial interest or management position or other interest in any business, firm, corporation or other entity if it competes directly with any business operation conducted by the Corporation or its subsidiaries or affiliates or any successor or assign thereof at the time the Executive’s employment with the Corporation is terminated, nor will he solicit any other person to engage in any of the foregoing activities.  Participation in the operation of any business other than in connection with the operation of a business which is in direct competition with the Corporation or its subsidiaries or affiliates or any successor or assign thereof shall not be deemed to be a breach of this Section 10(a).  The foregoing provisions of this Section 10(a) shall not prohibit the ownership by the Executive (as the result of open market purchase) of 1% or less of any class of capital stock of a corporation which is regularly traded on a national securities exchange, on the NASDAQ System or on an over-the-counter system.

(b)           The Executive will not at any time during his employment with the Corporation and for a period of two years after the Executive leaves the Corporation’s employ for any reason, solicit (or assist or encourage the solicitation of) any employee of the Corporation or any of its subsidiaries or affiliates to work for the Executive or for any business, firm, corporation or other entity in which the Executive, directly or indirectly, in any capacity described in Section 10(a) hereof, participates or engages (or expects to participate or engage) or has (or expects to have) a financial interest or management position.

(c)           The Executive agrees during the term of this Agreement and for three years after its termination that he will not disparage the Corporation in any way, directly or indirectly, by spoken word, in writing, electronically, or otherwise.

(d)           If any of the covenants contained in this Section 10 or any part thereof, is held by a court of competent jurisdiction to be unenforceable because of the duration of such provision, the activity limited by or the subject of such provision and/or the area covered thereby, then the court making such determination shall construe such restriction so as to thereafter be limited or reduced to be enforceable to the greatest extent permissible by applicable law.

(e)    If the Executive is terminated without cause Sections 10(a) through (c) will be null and void.

11.           Inventions, Etc.  The Executive agrees that any and all systems, work-in-progress, inventions, discoveries, improvements, processes, compounds, formulae, patents, copyrights and trademarks, made, discovered or developed by him, solely or jointly with others, or otherwise, during the term of his employment by the Corporation, and which may be useful in or relate to any business of the Corporation and/or any subsidiary or affiliate of the Corporation shall be fully disclosed by the Executive to the Chief Executive Officer of the Corporation, and shall be the sole and absolute property of the Corporation, and the Corporation will be the sole and absolute owner thereof.  The Executive agrees that at all times, both during his employment and after the termination of his employment, he will keep all of the same secret from everyone except the Corporation and its duly authorized employees and will disclose the same to no one except as required in good faith in the course of his employment with the Corporation, or by law, or unless otherwise authorized in writing by the Chief Executive Officer of the Corporation.

12.           Trade Secrets, Etc.  The Executive agrees that he shall not, during or after the termination of this Agreement, divulge, furnish or make accessible to any person, firm, corporation or other business entity, any information, trade secrets, client lists, vendor lists, pricing information, technical data (with the exception of duplicatable technical data and code that does not compete with the Corporation or the Corporation’s business) or know-how relating to the business, business practices, methods, products, processes, equipment or other confidential or secret aspect of the business of the Corporation and/or any subsidiary or affiliate, except as may be required in good faith in the course of his employment with the Corporation or by law, without the prior written consent of the Corporation, unless such information shall become public knowledge (other than by reason of Executive’s breach of the provisions hereof).

13.           Acceptance by Executive and Corporation.  The Executive and the Corporation each accept all of the terms and provisions of this Agreement, and agree to perform all of the covenants on their respective parts to be performed hereunder.

14.           Equitable Remedies.  The Executive acknowledges that he has been employed for his unique talents and that his leaving the employ of the Corporation during the Term of this Agreement would seriously hamper the business of the Corporation and that the Corporation will suffer irreparable damage if any provisions of Sections 10, 11 or 12 hereof are not performed strictly in accordance with their terms or are otherwise breached.  The Executive hereby expressly agrees that the Corporation shall be entitled as a matter of right to injunctive or other equitable relief, in addition to all other remedies permitted by law, to prevent a breach or violation by the Executive and to secure enforcement of the provisions of Sections 10, 11 or 12 hereof.  Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies that the Corporation may have.

15.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and there are no other terms other than those contained herein.  No waiver, amendment or modification hereof shall be deemed valid unless in writing and signed by the parties hereto (or their permitted successors and assigns) and no discharge of the terms hereof shall be deemed valid unless by full performance of the parties hereto or by a writing signed by the parties hereto.  No waiver by the Corporation or any breach by the Executive or the Corporation of any provision or condition of this Agreement by either of them to be performed shall be deemed a waiver of a breach of a similar or dissimilar provision or condition at the same time or any prior or subsequent time.

16.           Severability.  In case any provision in this Agreement shall be declared invalid, illegal or unenforceable by any court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

17.           Notices.  All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the following times: (i) when delivered if given by hand, or (ii) three business days after mailing in the United States enclosed in a registered or certified post-paid envelope, return receipt requested, and addressed to the addressee at the Company’s address listed above or to such changed addresses as such parties may fix by notice with a copy to:

Howard I. Rhine, Esq.
Feder Kaszovitz LLP
845 Third Avenue, 11th Floor
New York, NY  10022

provided, however, that any notice of change of address shall be effective only upon receipt.

18.           Successors and Assigns.  This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder (except for an assignment or transfer by the Corporation to any of its affiliate or subsidiary entities); provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon, any successor of the Corporation, whether by merger, consolidation, transfer of all or substantially all of the assets of the Corporation, or otherwise, and upon the Executive, his heirs, executors, administrators and legal representatives.

19.           Governing Law.  This Agreement and its validity, construction and performance shall be governed in all respects by the internal laws of the State of Florida without giving effect to any principles of conflict of laws.

20.           Headings.  The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

21.           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals the day and year first above written.

Innovative Food Holdings, Inc.

By: _____________________________________
Name:  Justin Wiernasz
Title:    President

_________________________________________
Sam Klepfish